Exhibit 99.1

Sent via electronic delivery

July 28, 2023

Chris Kohler

CFO

SCWorx Corp.

590 Madison Avenue

21st Floor

New York, NY 10022

RE:	SCWorx Corp. (Symbol: WORX)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 6624C-23

Dear Mr. Kohler:

We have received your request on behalf of SCWorx Corp. (the “Company”) for a temporary exception to regain compliance with The Nasdaq Stock Market LLC’s (“Nasdaq” or the “Exchange”) Listing Rule 5550(a)(2) (the “Bid Price Rule”). The Company has represented that it intends to effect a reverse stock split on October 6, 2023, if necessary, to regain compliance with the Bid Price Rule and described the actions it intends to take to be able to meet that timeline. Accordingly, the Company is granted an exception until October 20, 2023, to demonstrate bid price compliance, as outlined below. In the event the Company fails to regain compliance with the Bid Price Rule by that date, its securities will be delisted.

1.	On August 1, 2023, the Company shall obtain Board of Directors’ approval for a reverse stock split at a ratio that is sufficient to regain and maintain long term compliance with the Bid Price Rule

2.	On or before October 6, 2023, the Company shall obtain shareholder approval for and effect a reverse stock split at a ratio between 1:10 and 1:12;

3.	On or before October 20, 2023, the Company shall have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1 or more per share for a minimum of ten consecutive trading sessions.

The Panel advises the Company that during the exception period the Company must provide prompt notification of any significant events that may affect its compliance with Nasdaq listing requirements. This includes, but is not limited to, any event that may call into question the Company’s ability to meet the terms of the exception granted. Should the Company fail to meet any of the terms in this exception, its securities will immediately be delisted from the Exchange.

In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception. The Company should assess its disclosure obligations with respect to the materiality of the Panel’s decision and determine what public disclosures of the decision and its terms are appropriate.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. A written request for review must be received within 15 days from the date of this decision and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $15,000.00 to The Nasdaq Stock Market LLC to cover the cost of the review. Instructions for submitting the fee are on the enclosed Appeals Payment Form. Please include evidence of this payment with the e-mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (301) 978-8417.

Sincerely,

/s/ Alejandro Aguayo
Alejandro Aguayo
Hearings Advisor
Nasdaq Office of General Counsel